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NEWS RELEASE

Media Relations	Investor Relations
Elise Askenazi tel: +1 561.322.7235 easkenazi@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT APPOINTS CHRIS HYLEN TO COMPANY’S BOARD OF DIRECTORS

Boca Raton, Fla., Jan. 9, 2015 - The ADT Corporation (NYSE:ADT), a leading provider of security and automation solutions for homes and businesses, today announced the appointment of Chris Hylen, Senior Vice President and General Manager of the Citrix SaaS Division, to the Company’s Board of Directors.

“With his deep-rooted expertise in the software as a service industry, and demonstrated leadership in innovative technology and business development, Chris Hylen will have a positive impact on the development and execution of ADT’s strategic growth initiatives,” said Bruce Gordon, ADT’s Chairman of the Board of Directors.

Hylen has served in his current role with Citrix since 2013. Citrix is a leader in mobile workspaces, providing virtualization, mobility management, networking, and cloud services to enable new ways to work better. Citrix solutions are in use at more than 330,000 organizations and used by over 100 million users globally.

Hylen has more than 20 years of experience as a senior leader building successful, innovative growth businesses. Prior to joining Citrix in 2013, Hylen held various leadership positions at Intuit from September 2006 to July 2013, including Senior Vice President and General Manager of Payment Solutions, Vice President of Small Business Marketing, and Vice President of Growth.

Hylen holds a bachelor’s degree in engineering from Widener University, and an MBA from Harvard Business School.

About ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse® interactive home and business solutions, and health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to nearly seven million customers, and it employs approximately 17,500 people at 200 locations. More information is available at www.adt.com.